Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

AVEO Reports Second Quarter 2012 Financial Results

CAMBRIDGE, Mass., August 2, 2012 – AVEO Oncology (NASDAQ: AVEO) today reported consolidated financial results for the second quarter of 2012, and highlighted recent developments and key second quarter accomplishments.

“The last six months have been very productive for AVEO Oncology, as highlighted by the presentation of the positive results from the TIVO-1 trial of tivozanib in kidney cancer at the ASCO Annual Meeting and the announcement of plans to initiate TAURUS, a new clinical study evaluating patient preference for tivozanib compared to sunitinib,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “Over the next several months, we and our partner Astellas are focused on submitting our new drug application for tivozanib to the U.S. Food & Drug Administration, as well as on the operational and pre-commercial activities necessary to bring tivozanib to patients with advanced kidney cancer.”

Second Quarter 2012 Financial Results

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Total collaboration revenues for the second quarter of 2012 were approximately $1.9 million compared with $26.6 million for the second quarter of 2011. The decrease was due to the revenue recognized during the second quarter of 2011 under AVEO’s collaboration agreements with OSI, Centocor and Biogen that did not recur during the second quarter of 2012.

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Research and development (R&D) expense for the second quarter of 2012 was $21.5 million compared with $25.1 million for the second quarter of 2011. The decrease in R&D expense was primarily due to a decrease in manufacturing costs largely related to ficlatuzumab inventory received and expensed during the second quarter of 2011, as well as a decrease in clinical trials costs primarily related to ficlatuzumab. These decreases were partially offset by an increase in personnel-related expenses and development costs related to tivozanib.

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General and administrative (G&A) expense for the second quarter of 2012 was $9.2 million compared with $6.4 million for the second quarter of 2011. The increase in G&A expense was primarily driven by an increase in expenses related to pre-commercialization activities for tivozanib.

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Net loss for the second quarter of 2012 was $29.5 million, or basic and diluted net loss per share of $0.68, compared with net loss of $5.7 million, or basic and diluted net loss per share of $0.16, for the second quarter of 2011.

•	AVEO ended the second quarter of 2012 with cash, cash equivalents and marketable securities of $215.9 million.

Financial Guidance

AVEO is maintaining its financial guidance and continues to expect year-end 2012 cash, cash equivalents and marketable securities of at least $120 million, with R&D spending, net of cost sharing with Astellas, of approximately $130 million. AVEO anticipates that this capital is sufficient to fund its operations into the second half of 2013 based on its current operating plans.

Recent Developments

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Recap of TIVO-1: AVEO and Astellas reported detailed data from TIVO-1 (Tivozanib Versus Sorafenib in 1st line RCC), a global, randomized, Phase 3, superiority clinical trial evaluating the efficacy and safety of tivozanib compared to sorafenib in 517 patients with advanced renal cell carcinoma (RCC), which were presented at the 2012 Annual Meeting of the American Society of Clinical Oncology (ASCO). The data showed that tivozanib successfully demonstrated superiority over sorafenib in the primary endpoint of progression-free survival (PFS) in TIVO-1, and tivozanib demonstrated favorable tolerability as evidenced by a significantly lower rate of dose interruptions and reductions as compared to sorafenib. Key data reported from TIVO-1 based on independent radiological reviews include:

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Tivozanib demonstrated a statistically significant improvement in PFS with a median PFS of 11.9 months compared to a median PFS of 9.1 months for sorafenib in the overall (Intent To Treat) study population (HR=0.797, 95% CI 0.639–0.993; P=0.042). Objective response rate (ORR) for tivozanib was 33% compared to 23% for sorafenib (p=0.014). The efficacy advantage of tivozanib over sorafenib was consistent across subgroups in the study.

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In patients who were treatment naïve for advanced RCC (70% of total study population), tivozanib demonstrated a statistically significant improvement in PFS with a median PFS of 12.7 months compared to a median PFS of 9.1 months for sorafenib (HR 0.756, 95% CI 0.580–0.985; P=0.037). This is the longest median PFS reported to date in treatment naïve advanced RCC patients in a pivotal study.

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In the subpopulation of patients who were pretreated with systemic therapy including cytokines (30% of total study population), tivozanib demonstrated an improvement in PFS with a median PFS of 11.9 months compared to a median PFS of 9.1 months for sorafenib.

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Study results demonstrated favorable tolerability as evidenced by a distinctively low rate of dose interruptions and reductions. The most common adverse event (all grades/≥grade 3) for tivozanib was hypertension (T: 44%/25% vs S: 34%/17%) and for sorafenib was hand-foot syndrome (T: 13%/2% vs S: 54%/17%). Other adverse events included diarrhea (T: 22%/2% vs S: 32%/6%), fatigue (T: 18%/5% vs S: 16%/4%), and neutropenia (T: 10%/2% vs S: 9%/2%).

•	The rate of dose interruptions due to adverse events was 18% for tivozanib compared to 35% for sorafenib (p<0.001).

•	The rate of dose reductions was 14% for tivozanib compared to 44% for sorafenib (p<0.001).

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Overall survival (OS) data from TIVO-1 are not yet mature and medians have not been reached. Estimated OS rate at one year was 81% among patients randomized to the sorafenib arm and 77% among patients randomized to tivozanib. However, as reported at ASCO, 53% of patients randomized to the sorafenib arm of the trial went on to receive subsequent therapy, nearly all of whom received tivozanib after sorafenib. In comparison, only 17% of patients randomized to tivozanib went on to receive a subsequent therapy.

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Regulatory Update: The FDA has expressed concern regarding the OS trend in the TIVO-1 trial and has said that it will review these findings at the time of the NDA filing as well as during the review of the NDA. AVEO is conducting additional analyses to be included in the NDA submission that demonstrate that the OS data from TIVO-1 are consistent with improved clinical outcomes in RCC patients receiving more than one line of therapy; analyses that the company believes will directly address this issue. AVEO is continuing to work toward submitting the NDA by end of the third quarter; however, there is a chance that the additional OS analyses may cause the submission to move into the fourth quarter.

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TAURUS patient preference clinical study: In June 2012, AVEO and Astellas announced plans to initiate a new clinical study, TAURUS (TivozAnib Use veRsUs Sutent in advanced RCC: Patient Preference), to establish additional data regarding tivozanib when used as first-line therapy in patients with advanced RCC. The TAURUS study will enroll patients at sites throughout the United States and Western Europe, and the primary objective of the study is designed as a superiority comparison of tivozanib versus sunitinib with respect to patient preference. Secondary objectives are to evaluate the incidence of treatment emergent Grade 3/4 adverse events and serious adverse events; frequency of dose modifications; and quality of life in patients treated with tivozanib versus sunitinib.

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Preliminary results from ficlatuzumab exploratory Phase 2 study: The open-label, randomized exploratory Phase 2 study was designed to compare the combination of ficlatuzumab and gefitinib versus gefitinib monotherapy, in Asian subjects with previously untreated advanced non-small cell lung cancer, a population with a high occurrence of EGFR sensitizing mutations. The ficlatuzumab/gefitinib combination was well-tolerated and the trend of clinical activity favored this arm; however, study results in the overall population did not reach statistical significance. Detailed findings from this study have been accepted for a presentation at ESMO in September. AVEO expects to provide additional information regarding its plans in support of further development of ficlatuzumab at that time.

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Phase 1 study of AV-203: AVEO announced the initiation of a Phase 1 study examining the safety and preliminary efficacy of AV-203 along with exploratory biomarkers in patients with advanced solid tumors. AV-203 is a monoclonal antibody that selectively targets the receptor ERBB3, a new and promising strategy for treating cancer, and was developed through AVEO’s Human Response Platform™. This advancement marked the third AVEO product candidate to enter clinical development.

Upcoming Activities

AVEO expects to present at the following investor conferences:

•	Canaccord Genuity 32nd Annual Growth Conference, August 14-16, 2012 in Boston.

•	Morgan Stanley Global Healthcare Conference, September 10-12, 2012 in New York City.

AVEO expects to have a presence at the following oncology medical meeting:

•	European Society for Medical Oncology (ESMO) 2012 Congress, September 28-October 2, 2012 in Vienna.

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call at 10:00 a.m. (EDT) today. The call can be accessed by dialing 1-888-268-4176 (domestic) or 1-617-597-5493 (international) five minutes prior to the start of the call and providing the passcode 22158341. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 38686087. The replay will be available for two weeks from the date of the call.

A webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveooncology.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: AVEO’s plans to file for regulatory approval of tivozanib in the U.S.; the additional analyses to be included in the NDA submission relating to the OS data from TIVO-1; AVEO’s transformation into an integrated, sustainable oncology company, including its ability to deliver therapies to cancer patients in the future; AVEO’s clinical development plans related to ficlatuzumab and AV-203; and AVEO’s estimates for its 2012 financial performance (including its expected year-end cash balance and R&D spending) and AVEO’s estimates regarding its ability to fund its future operations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: difficulties, delays or failures in AVEO’s ability to successfully research, develop or obtain and maintain regulatory approvals for tivozanib, ficlatuzumab, AV-203 and AVEO’s other product candidates; the possibility that tivozanib will not achieve the regulatory approvals required for its successful commercialization either in the U.S. or abroad; AVEO’s inability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s inability to raise substantial additional funds to achieve its goals; adverse general economic and industry conditions; and those risks discussed in the section titled “Risk Factors” and elsewhere in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Investor Contact:	Media Contact:
Monique Allaire, AVEO Oncology	Rob Kloppenburg, AVEO Oncology
(617) 299-5810	(617) 930-5595
or
Dan Budwick, Pure Communications
(973) 271-6085

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value amounts)

(unaudited)

	June 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$85,789	$43,506
Marketable securities	130,105	177,622
Accounts receivable	9,182	7,210
Prepaid expenses and other current assets	5,208	6,057

Total current assets	230,284	234,395

Marketable securities	—	54,312
Property and equipment, net	6,626	5,471
Other assets	356	121
Restricted cash	3,600	751

Total assets	$240,866	$295,050

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,276	$8,904
Accrued expenses	21,259	14,289
Loans payable, net of discount	1,946	8,551
Deferred revenue	1,294	1,294
Other liabilities	—	1,249
Deferred rent	356	322

Total current liabilities	29,131	34,609

Loans payable, net of current portion and discount	23,933	15,619
Deferred revenue, net of current portion	19,037	19,684
Deferred rent, net of current portion	1,695	359
Other liabilities	1,238	1,238

Stockholders’ equity:
Preferred Stock, $.001 par value: 5,000 shares authorized; no shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	—	—
Common stock, $.001 par value: 100,000 shares authorized; 43,642 and 43,254 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	44	43
Additional paid-in capital	434,437	429,531
Accumulated other comprehensive income (loss)	9	(167)
Accumulated deficit	(268,658)	(205,866)

Total stockholders’ equity	165,832	223,541

Total liabilities and stockholders’ equity	$240,866	$295,050

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Collaboration revenue	$1,877	$26,554	$2,737	$160,168

Operating expenses:
Research and development	21,450	25,078	46,226	63,095
General and administrative	9,186	6,371	18,169	15,599

	30,636	31,449	64,395	78,694

Income (loss) from operations	(28,759)	(4,895)	(61,658)	81,474

Other income and expense:
Other income (expense), net	(66)	11	233	(45)
Interest expense	(880)	(946)	(1,725)	(1,958)
Interest income	159	99	358	164

Other expense, net	(787)	(836)	(1,134)	(1,839)

Net income (loss)	(29,546)	$(5,731)	(62,792)	$79,635

Basic net income (loss) per share
Net income (loss)	$(0.68)	$(0.16)	$(1.45)	$2.19

Weighted average number of common shares outstanding	43,322	36,849	43,288	36,318

Diluted net income (loss) per share
Net income (loss)	$(0.68)	$(0.16)	$(1.45)	$2.09

Weighted average number of common shares and dilutive common share equivalents outstanding	43,322	36,849	43,288	38,120